Exhibit 99.1

Signature Group Holdings, Inc. Files Annual Report

-Achieved significant milestones in fourth quarter and early 2015-

-Net earnings of $5.5 million for 2014-

SHERMAN OAKS, Calif., March 12, 2015 – Signature Group Holdings, Inc. (OTCQX: SGRH) today filed its Annual Report on Form 10-K for the year ended December 31, 2014.

The past five months marked a transformation of Signature Group Holdings. The Company completed its $525 million Real Alloy acquisition after raising $470.5 million in debt and equity, including the issuance of $305 million in senior secured notes by its indirect wholly owned subsidiary, and capped off by a successful $55 million stapled rights offering that was oversubscribed by $42 million (the “Rights Offering”). Further, we sold North American Breaker Co., LLC (“NABCO”) providing $56.3 million in net proceeds. The NABCO sale, Rights Offering and Real Alloy acquisition occurred in 2015 and will be included in our financial results in the first quarter of 2015.

Signature posted net earnings of $4.9 million in the fourth quarter of 2014, an improvement of $4.4 million from the $0.5 million earnings reported in the fourth quarter of 2013. The Company’s net earnings for the full year of 2014 were $5.5 million compared to a $10.0 million net loss in 2013. Our earnings were primarily driven by another strong year by our Industrial Supply segment, a $5.1 million reversal of our valuation allowance on our deferred tax assets, $3.7 million of other income from the decrease in the fair value of our common stock warrant liability, and one-time gains in Special Situations and discontinued operations.  These positive results were offset by increased corporate and other costs, including $3.4 million of expenses associated with the Real Alloy transaction. An additional $14.5 million of debt and equity offering costs associated with the Real Alloy transaction were capitalized during the year.

In the first quarter of 2015, we reported the sale of NABCO for $78 million (subject to standard adjustments) and realized a gain of approximately $40 million.  We will also recognize the impact of the Rights Offering, which raised gross proceeds of $55 million and increased our outstanding shares by 9.7 million. Finally, we will begin to report the financial results of Real Alloy beginning as of the date of closing on February 27, 2015.  Preliminary reports from Aleris (Real Alloy’s former parent) indicate the business has met our financial expectations for the first two months of the year.  Importantly, we are ahead of our transition timeline and budget for successfully integrating Real Alloy into Signature and we are working on our previously reported objective of listing the Company on NASDAQ. We hope to complete the listing process sometime in the near future.

“The closing of four securities offerings, combined with the $78 million sale of our commercial circuit breaker business, and the closing of the $525 million acquisition of the Aleris global recycling and specifications alloy business completed one of the most complex transactions recorded on Wall Street in recent memory,” stated Chairman and CEO Craig T. Bouchard. “Closing these transactions transformed Signature from a small, sporadically profitable Company into the global leader of a critically important industry. We thank our stockholders and bond holders for the confidence they have shown in us, and we will work tirelessly to grow and improve our Company.”

About Signature Group Holdings, Inc.

Signature is a North America-based holding company seeking to invest its capital in large, well-managed and consistently profitable businesses concentrated primarily in the U.S. industrial and commercial marketplace. Signature has significant capital resources and federal net operating loss tax carryforwards of more than $900 million. For more information about Signature, visit its corporate website at www.signaturegroupholdings.com.

About the Rights Offering

The Rights Offering remains open with respect to the holders of Signature’s warrants and is being made only by means of a prospectus. A prospectus supplement has previously been filed with the Securities and Exchange Commission by the Company, and the expiration date for such portion of the Rights Offering remains April 28, 2015. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any offer, solicitation or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state or jurisdiction. THE COMMISSIONER OF BUSINESS OVERSIGHT OF THE STATE OF CALIFORNIA DOES NOT RECOMMEND OR ENDORSE THE PURCHASE OF THESE SECURITIES.

Cautionary Statement Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, which are based on our current expectations, estimates, and projections about the Company’s businesses and prospects, as well as management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will,” “positioned,” “outlook,” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, statements about the Company’s and Real Alloy’s expansion and business strategies and anticipated growth opportunities and the amount of fundraising necessary to achieve those opportunities; as well as future performance, growth, operating results, financial condition and prospects. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference include, but are not limited to integration of the businesses of Real Alloy; the Company’s ability to successfully identify, consummate and integrate the acquisitions of other businesses; changes in business or other market conditions; the difficulty of keeping expense growth at modest levels while increasing revenues; the Company’s ability to successfully defend against current and new litigation matters as well as demands by investment banks for defense, indemnity, and contribution; obtaining the expected benefits of the reincorporation; the Company’s ability to access and realize value from its federal net operating loss tax carryforwards; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings, including but not limited to the most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

Contact

Signature Group Holdings, Inc.

Jeff Crusinberry, SVP and Treasurer

(805) 435-1255

investor.relations@signaturegroupholdings.com